Exhibit 99.1

July 24, 2026

Prudential Holdings of Japan, Inc.

Prudential Life Insurance Co., Ltd.

Gibraltar Life Insurance Co., Ltd.

Update on the Progress of Reimbursement

Prudential Holdings of Japan (hereinafter, the “Holding Company”) would like to once again express its sincere apologies to all those who have suffered harm, as well as to all other stakeholders, for the significant inconvenience and concern caused by inappropriate monetary conduct and other actions by current and former sales representatives (hereinafter, the “employees”) of Prudential Life Insurance Co., Ltd. (hereinafter, “Prudential Life”) and Gibraltar Life Insurance Co., Ltd. (hereinafter, “Gibraltar Life”).

As announced in the February 10 press release titled “Regarding the Customer Reimbursement Committee,” the Holding Company has established the “Customer Reimbursement Committee” to review and determine the necessity of reimbursement and the amount thereof. The Committee is composed of third parties and operates independently of the Prudential Group. The Committee does not base its determinations solely on legal considerations, and our highest priority is to provide sincere and prompt reimbursement to those affected.

We would like to provide an update on the latest status of reimbursement as of July 8.

Overview of Reimbursement Progress

Of the 498 individuals, representing claims in the aggregate amount of 3.08 billion yen, announced on January 16 as having been affected by monetary misconduct at Prudential Life, review has been completed or reimbursement has been completed for 437 individuals, representing claims in the aggregate amount of 2.85 billion yen.

For inquiries subsequently received by Prudential Life and Gibraltar Life, the Customer Reimbursement Committee has completed its review of 365 individual inquiries, of which 125 individual cases, representing claims in the aggregate amount of 792 million yen, were eligible for reimbursement1.

Details are provided below.

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“Eligible for reimbursement” refers to individuals whose reimbursement was completed without going through the Customer Reimbursement Committee; individuals whose reimbursement was approved by the Customer Reimbursement Committee and for which payment has been completed or is currently being processed. In addition, the total reimbursement amount of 792 million yen for individuals eligible for reimbursement is based on the actual amount of reimbursement approved. The difference between the amount disclosed on January 16 and the actual amount of reimbursement approved is included in the aggregate amount of 1.22 billion yen for which inquiries were unsubstantiated.

1.	Regarding the Cases Disclosed by Prudential Life on January 16[2]

Among the cases disclosed by Prudential Life on January 16 (hereinafter the “January 16 Disclosure”), 498 individuals were announced as having been affected by inappropriate monetary conduct—such as soliciting customers to invest or offering profit-making schemes in exchange for money, borrowing money from customers, or other violations of internal regulations regarding money—with the total amount involved amounting to 3.08 billion yen3.

Of these, as of July 8, the review has been completed or reimbursement has been completed for 437 individuals, representing claims in the aggregate amount of 2.85 billion yen, including 184 individuals, representing claims in the aggregate amount of 844 million yen, who were eligible for reimbursement, as well as 115 individuals, representing claims in the aggregate amount of 1.22 billion yen, whose inquiries were determined to be unsubstantiated. In addition, 138 individuals had already received reimbursement of 790 million yen from employees as of January 16. A further 61 individuals, representing claims in the aggregate amount of 230 million yen, remain subject to review or are awaiting resolution.

[2]	The charts in this press release are based on the number of individuals.
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In addition to the 498 individuals mentioned above, the January 16 Disclosure also announced that 240 individuals had been affected by cases involving “the referral of investment products or providers not permitted under internal regulations (with no employees receiving money from customers),” with the total amount involved amounting to 1.31 billion yen. Of these, 20 individuals, representing claims in the aggregate amount of 250 million yen, had received reimbursement from relevant parties as of January 16. As of July 8, 158 individuals, representing claims in the aggregate amount of 515 million yen, were eligible for reimbursement. 22 individuals, representing claims in the aggregate amount of 289 million yen, had inquiries that were unsubstantiated. Additionally, 40 individuals, representing claims in the aggregate amount of 256 million yen, were under review or awaiting resolution.

2.	Regarding Inquiries Received on or After January 16

Since January 16, additional reimbursement inquiries have been received regarding Prudential Life and Gibraltar Life.

The Customer Reimbursement Committee reviews these inquiries on an ongoing basis. As of July 8, the Committee has completed review of inquiries from 365 individuals, 290 relating to Prudential Life and 75 relating to Gibraltar Life. Of the 365 inquiries reviewed, 125 were eligible for reimbursement, representing claims in the aggregate amount of 792 million yen. Of the 125, 101 relating to Prudential Life represented claims in the aggregate amount of 618 million yen, while 24 relating to Gibraltar Life represented claims in the aggregate amount of 174 million yen. Another 240 inquiries were unsubstantiated4, 189 relating to Prudential Life and 51 relating to Gibraltar Life.

The primary types of conduct in cases eligible for reimbursement were money borrowing, investment solicitation, or investment referral.

3.	Regarding the Customer Reimbursement Committee’s Determinations on Reimbursement Eligibility

The Customer Reimbursement Committee is composed of independent third parties, and, acting independently of Prudential Group, reviews and determines whether reimbursement is appropriate, and, if so, the amount of reimbursement. In doing so, the Committee seeks to provide sincere, prompt, and fair reimbursement to affected individuals, and does not limit its considerations solely to situations where the Company bears legal liability. The Committee carefully examines the specific circumstances of each case and, without being constrained by the standard of proof generally required in court proceedings, conducts holistic reviews and determinations based on the facts that have been confirmed and the circumstances of the affected individual.

[4]	Unsubstantiated inquiries include cases where individuals expressed that they did not wish to seek reimbursement.

Specifically, the Committee makes its determinations on a case-by-case basis, taking into consideration the facts and circumstances of each case, including the nature of the inappropriate conduct by the sales representative, the availability of objective evidence supporting the reported loss, the extent of the Company’s responsibility, including any failure in its management oversight, and other relevant factors.

Examples of cases in which reimbursement was not approved include:

•	An inappropriate investment referral was made, but no money was exchanged or no investment was made.

•	The employee already refunded the full amount.

•	Reimbursement was not deemed appropriate after consideration of the circumstances, including the absence of minimum documentation necessary to verify facts described in the inquiry.

4.	Status of Implementation of Recurrence Prevention Measures

The Prudential Group is conducting customer awareness initiatives and investigations to prevent further harm, while also reforming its management structure to prevent recurrence. We also continue to strengthen our governance framework by reinforcing compliance awareness, redefining the roles and responsibilities of each function, developing a sales supervision framework independent of the sales organization, and clarifying risk ownership.

At Prudential Life, we have established the Customer Office to oversee business areas related to customer service and strengthen customer-centric governance. We have also reformed our management structure and clarified accountability in each area by assigning a person in charge for each function, thereby continuing to improve decision-making and execution capabilities in support of these reforms.

At Gibraltar Life, after confirming inappropriate conduct by certain employees that undermined customer trust, we have been conducting customer awareness initiatives and investigations since September 2025 as part of our efforts to prevent further harm.

5.	Future Updates

The Prudential Group plans to continue providing quarterly updates on reimbursement progress to ensure transparency. Furthermore, to ensure sincere and prompt reimbursement for those affected, the Group will continue to contact customers, conduct investigations, and ensure reimbursement under the enhanced response framework.

The Prudential Group takes this situation very seriously and is fully committed to preventing recurrence and restoring trust. We ask for your continued understanding and cooperation.

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